Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series D
                Due From 9 Months to 60 Years From Date of Issue

          Pricing Supplement, dated February 9, 1996 (the "Pricing Supplement") to Prospectus Supplement, dated August 7, 1995 (the "Prospectus Supplement"); to Prospectus, dated August 7, 1995 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              DESCRIPTION OF NOTES

          The description of the LISBOR Escudo Notes set forth in this Pricing Supplement supplements the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D, set forth in the accompanying Prospectus and Prospectus Supplement. To the extent any statement herein differs from a statement made in such accompanying Prospectus or Prospectus Supplement, such statement shall modify or supersede the statement made in such Prospectus or Prospectus Supplement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the accompanying Prospectus or Prospectus Supplement. For a description of certain risks associated with the LISBOR Escudo Notes, see "FOREIGN CURRENCY RISKS" in the accompanying Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:               LISBOR Senior Floating Rate Notes Due February 15,
                              2001 (the "LISBOR Escudo Notes").

Aggregate
  Principal Amount:           PTE 7,500,000,000.00.

Specified Currency:           Portuguese Escudo.

Issue Date:                   February 15, 1996.

Stated Maturity Date:         February 15, 2001.

Interest Rate Index:          Six Month LISBOR.

Spread:                       Plus 10.0 basis points.

Initial Interest Rate:        Six Month LISBOR plus 0.10%,  as determined on the
                              second Market Day preceding the Issue Date.

Interest Rate:                For each  Interest  Period,  Six Month LISBOR plus
                              0.10%,   as  determined  on  the  related   LISBOR
                              Interest Determination Date, or in the case of the Initial Interest Rate, the second Market Day preceding the Issue Date.

Interest Commencement Date:   February 15, 1996.

Interest Payment Dates:       Semi-annually,  on the 15th  day of each  February
                              and August, commencing August 15, 1996, and at Stated Maturity, provided that if an Interest
                              Payment  Date is not a  Business  Day in New York,
                              New  York,  London,  United  Kingdom  and  Lisbon,
                              Portugal, then payment of interest will not be made on such date, but will be made on the next succeeding day which is a Business Day in New
                              York, New York, London, United Kingdom and Lisbon,
                              Portugal with the same force and effect as if made on the Interest Payment Date and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date.

Interest Period:              Semi-annually.


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Interett Reset Dates:         The 15th day of each February and August.

LISBOR Interest
  Determination Dates:        Pertaining to an Interest  Reset Date,  the second
                              Market Day preceding  such related  Interest Reset
                              Date.

Index Maturity:               Six Months.

LISBOR Screen Reference:      Reuters Page LBOA (as described below).

Calculation Dates:            The related LISBOR Interest Determination Date.

Form and Denominations:       The LISBOR  Escudo Notes will  initially be issued
                              in the form of one or more temporary global Notes,
                              which  will  be   exchanged   45  days  after  the
                              Settlement Date, upon written certification as described in this Pricing Supplement and in the Prospectus Supplement, for one or more permanent global Notes. Interests in the permanent global
                              Notes will thereafter be exchangeable at the option of the beneficial owner, on the terms and conditions described in this Pricing Supplement and in the Prospectus Supplement, for definitive
                              Notes  in  bearer  form  in  denominations  of PTE
                              10,000 and any integral multiple of PTE 1,000 in excess thereof. See "Global Notes" herein and "DESCRIPTION OF NOTES--Form and Denominations" in the Prospectus Supplement.

Early Redemption:             The  LISBOR   Escudo  Notes  are  not  subject  to
                              redemption.

Sinking Fund:                 The  LISBOR  Escudo  Notes are not  subject to any
                              sinking fund.

Exchange Listing:             The  LISBOR  Escudo  Notes  will be  listed on the
                              Luxembourg Stock Exchange.

Calculation Agent:            Citibank, N.A.

Selling Agent:                Not applicable. Sold by Citicorp.

Commission:                   Not applicable

Price to Public:              100%.

Clearance Information:        The LISBOR  Escudo  Notes have been  accepted  for
                              clearance through Euroclear and Cedel.

Common Code:                  6389805.

ISIN:                         XS63898059.



          In this Pricing Supplement references to "Escudo" and "PTE" are to Portuguese Escudo. At approximately 8:00 a.m. Lisbon time on February 9, 1996, the bid quotation from Citibank, N.A., Lisbon branch was PTE 154.60 per United States dollar.

                                    * * * * *

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


LISBOR REFERENCE SCREEN

          LISBOR means that the rate for an Interest Reset Date will be the interbank offered rate as displayed on Reuters Screen Page "LBOA" for deposits in Portuguese Escudo for a period of the Index Maturity as of 11:00 a.m. Lisbon time, on the day that is two Lisbon Banking Days preceding the Interest Reset Date. If such rate does not appear on Reuters Screen Page "LBOA" the rate for that Interest Reset Date will be determined as if the parties had specified "PTE-LBOA Reference Banks" as the applicable Index.

          PTE-LBOA-Reference Banks means that the rate for an Interset Reset Date will be determined on the basis of the rates at which deposits in Portuguese Escudo are offered by the Reference Banks at approximately 11:00 a.m., Lisbon time on the day that is two Lisbon Business Days preceding that Interest Reset Date to prime banks in the Lisbon interbank market for the period of the Index Maturity commencing on that Index Reset Date and in a Representative Amount. The Calculation Agent will request the principal Lisbon office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Interest Reset Date quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic means of the rates quoted by the major banks in Lisbon, selected by the Calculation Agent, at approximately 11:00 a.m., Lisbon time, on that Interest Reset Date for loans in Portuguese Escudo to leading European banks for a period of the Index Maturity commencing on that Interest Reset Date and in a Representative Amount.

          Reference Banks shall mean 4 major banks in the Lisbon interbank market. Representative Amount shall mean an amount not less than PTE 1,000,000.


PAYMENT AND PAYING AGENTS

          Generally, the principal of and interest on the LISBOR Escudo Notes will be payable in the manner specified in the accompanying Prospectus under the heading "DESCRIPTION OF NOTES -- Payment and Paying Agents" and the accompanying Prospectus Supplement under the headings "DESCRIPTION OF NOTES -- Payment and Paying Agents" and "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES -- Payment".

          In addition to Citibank, acting through its principal office in London, England, and Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, Citicorp has designated Citibank, acting through its main office in Lisbon, Portugal as Paying Agent for the LISBOR Escudo Notes outside the United States. Citicorp will, as long as any LISBOR Escudo Notes remain outstanding, maintain a paying agency in Lisbon. In addition to London and Luxembourg, Lisbon will constitute a Place of Payment with respect to the Notes.

          The principal of and interest on the LISBOR Escudo Notes will be payable in Escudos. Payments will be made by Escudo check or Escudo bank draft on a bank (in the case of payment to a nonresident of Portugal, an authorized foreign exchange bank) in Lisbon, Portugal or by transfer in same day funds to an Escudo account (in the case of payment to a nonresident of Portugal, to a nonresident account) maintained by the payee with a bank in Lisbon, Portugal, subject in each case to all applicable laws and regulations.

SELLING RESTRICTIONS

          The LISBOR Escudo Notes have not and will not be registered under the Portuguese Securities Code as a public offering. The Selling Agent has represented and agreed that it has not offered and will not offer any notes by way of a public offering within the Portuguese market, such concept meaning an unsolicited request for applications for the subscription of notes addressed to non-pre-determined and non-pre-defined investors or by using any public advertisement means.


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